INSURED PERSON                             [EQUITABLE VARIABLE LIFE
                                                         INSURANCE COMPANY LOGO]
               POLICY OWNER
                                                                        VARIABLE
                    INITIAL                                                 LIFE
          INSURANCE BENEFIT                                            INSURANCE
                                                                          POLICY


--------------------------------------------------------------------------------

WE AGREE to pay the Insurance Benefit of this policy to the beneficiary upon receiving proof of the insured person's death.

We will deduct any unpaid policy loan and loan interest and any overdue charges prior to such payment. We also agree to provide you (the policy Owner) with the other rights and benefits of this policy.

These agreements are subject to the provisions of this policy.

The amount of the initial premium for this policy is shown on Page 3.

--------------------------------------------------------------------------------

           VARIABLE LIFE INSURANCE PLAN WITH ADDITIONAL PREMIUM OPTION

This is a variable life insurance policy with premium flexibility. You can:

   o  make additional premium payments, within limits;

   o  change the allocation of the premiums among your investment options; and

   o  transfer amounts, within limits, among your investment options.

All of these rights and benefits are subject to the terms and conditions of this policy.

We will put your initial premium and any subsequent net premiums into your Policy Account. You may then allocate them to one or more investment divisions of our Separate Account (SA).

THEAMOUNT OF YOUR POLICY ACCOUNT WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF THE INVESTMENT DIVISIONS OF OUR SA, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE CORRESPONDING PORTFOLIOS OF A DESIGNATED INVESTMENT COMPANY. THERE ARE NO MINIMUM GUARANTEES AS TO THE AMOUNT OF YOUR POLICY ACCOUNT.

THE AMOUNT OF THE INSURANCE BENEFIT IS BASED ON THE AMOUNT IN YOUR POLICY ACCOUNT AND WILL VARY AS DESCRIBED ON PAGE 5.

This is a non-participating policy.

--------------------------------------------------------------------------------

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning the policy with a written request for cancellation to our Administrative Office by the 10th day after you receive it. If you do this, we will refund the premium paid under this policy.

/s/ Kevin Keefe                            /s/ Robert W. Barth      Chairman
Kevin Keefe       Secretary                Robert W. Barth          of the Board

--------------------------------------------------------------------------------
No. 87-500

CONTENTS
--------

Policy Information    3

Table of Factors    4

Table of Guaranteed Maximum Percentages
  for Cost of Insurance Charges    4A

Those Who Benefit from this Policy    5

The Benefits We Pay    5

The Premiums You Pay    6

Your Investment Options    6

The Value of Your Policy Account    7

The Cash Surrender Value of this Policy    10

How a Loan Can Be Made    10

Our Separate Account (SA)    11

Our Annual Report To You    12

Exchange of Policy    13

How Benefits Are Paid    13

Other Important Information    14

A copy of the application for this policy is at the back of this policy.

ADMINISTRATIVE OFFICE
---------------------

The address of our Administrative Office is shown on Page 3. You should send any additional premium payments and requests to that address unless instructed otherwise.

IN THIS POLICY:
--------------

"We," "our," and "us" mean Equitable Variable Life Insurance Company.

"You" and "your" mean the owner of this policy at the time an owner's right is exercised.

No. 87-500                                                  Page 2

                               POLICY INFORMATION

Insured Person  Richard Roe

Policy Owner  Richard Roe

Initial
   Insurance Benefit  $100,000               Initial Premium  $25,172.43

Policy Number  XX XXX XXX                    Benefits   Life Insurance
                                                        Variable

Beneficiary    Margaret H. Roe

Register Date  Jul 26, 1987                            Issue Age  35

Date of Issue  Jul 26, 1987                                  Sex  Male

    Additional Premium    Minimum Amount is $[1,000]

           Policy Loan    Minimum Amount is $[500]

              Transfer    Minimum Amount is $[500]

    State of Residence    Specimen





  **** Administrative Office:   Equitable Variable Life Insurance Company ****
                                Specimen Life Insurance Center
                                100 Specimen Street
                                City, State 10001

87-500-3                             Page 3             (continued on next page)

           POLICY INFORMATION (CONTINUED) -- POLICY NUMBER XX XXX XXX

                                 POLICY CHARGES

For Transfers:            After the first four  transfers of amounts in a policy
                          year among your investment options, we may charge up to [$25.00] for each additional transfer in that policy year.

For Additional Premiums:  We deduct a [$25.00]  administrative  charge from each additional premium before we put it into your Policy Account.

Surrender Charges:        A  surrender  charge  applies to the  initial  premium
                          during the first [7] policy years. In the first policy year it is equal to [7%] of the initial premium. It decreases by [1%] in each successive policy year to [1%] of the initial premium in the [seventh] policy year. Thereafter, no surrender charges apply to the initial premium. (See Page 10.)

                          A surrender charge applies to each additional premium during the first [5] policy years after we receive it at our Administrative Office. During the policy year in which we receive an additional premium, the surrender charge is equal to [5%] of that premium. The surrender charge for that premium decreases by [1%] in each successive policy year to [1%] of that premium in the [fifth] policy year after we receive it. Thereafter, no surrender charges apply to that additional premium. (See Page 10.)

87-500-3                       Page 3 (continued)

                                TABLE OF FACTORS

                                      Male
--------------------------------------------------------------------------------
          Attained                            Attained
             Age           Factor               Age            Factor
          --------         ------             --------         ------
              0            12.3773               50            2.4728
              1            12.3773               51            2.4008
              2            12.0449               52            2.3317
              3            11.7071               53            2.2654
              4            11.3737               54            2.2019
              5            11.0429               55            2.1412
              6            10.7130               56            2.0831
              7            10.3850               57            2.0275
              8            10.0595               58            1.9742
              9             9.7383               59            1.9230
             10             9.4234               60            1.8740
             11             9.1158               61            1.8269
             12             8.8192               62            1.7818
             13             8.5355               63            1.7387
             14             7.6552               64            1.6976
             15             7.4164               65            1.6584
             16             7.1912               66            1.6211
             17             6.9785               67            1.5855
             18             6.7763               68            1.5516
             19             6.5819               69            1.5191
             20             6.3938               70            1.4880
             21             6.2102               71            1.4583
             22             6.0300               72            1.4301
             23             5.8526               73            1.4033
             24             5.6776               74            1.3781
             25             5.5051               75            1.3546
             26             5.3350               76            1.3325
             27             5.1677               77            1.3117
             28             5.0038               78            1.2922
             29             4.8436               79            1.2737
             30             4.6874               80            1.2560
             31             4.5354               81            1.2392
             32             4.3879               82            1.2232
             33             4.2448               83            1.2082
             34             4.1064               84            1.1942
             35             3.9726               85            1.1812
             36             3.8433               86            1.1692
             37             3.7186               87            1.1580
             38             3.5985               88            1.1475
             39             3.4829               89            1.1374
             40             3.3717               90            1.1277
             41             3.2649               91            1.1181
             42             3.1623               92            1.1082
             43             3.0636               93            1.0979
             44             2.9689               94            1.0869
             45             2.8779               95            1.0748
             46             2.7904               96            1.0616
             47             2.7064               97            1.0476
             48             2.6255               98            1.0334
             49             2.5477               99            1.0198

                                     Female
--------------------------------------------------------------------------------
          Attained                            Attained
             Age           Factor               Age            Factor
          --------         ------             --------         ------
              0            14.2337               50            2.8872
              1            14.2203               51            2.8017
              2            13.8293               52            2.7193
              3            13.4342               53            2.6399
              4            13.0430               54            2.5636
              5            12.6564               55            2.4901
              6            12.2761               56            2.4192
              7            11.9000               57            2.3508
              8            11.5309               58            2.2845
              9            11.1681               59            2.2202
             10            10.8128               60            2.1577
             11            10.4653               61            2.0971
             12            10.1276               62            2.0385
             13             9.8011               63            1.9820
             14             8.4855               64            1.9279
             15             9.1817               65            1.8762
             16             8.8891               66            1.8268
             17             8.6070               67            1.7794
             18             8.3350               68            1.7339
             19             8.0712               69            1.6899
             20             7.8159               70            1.6474
             21             7.5693               71            1.6064
             22             7.3277               72            1.5670
             23             7.0937               73            1.5294
             24             6.8663               74            1.4937
             25             6.6457               75            1.4601
             26             6.4313               76            1.4285
             27             6.2233               77            1.3987
             28             6.0215               78            1.3706
             29             5.8259               79            1.3440
             30             5.6364               80            1.3188
             31             5.4530               81            1.2949
             32             5.2755               82            1.2724
             33             5.1035               83            1.2513
             34             4.9369               84            1.2316
             35             4.7761               85            1.2135
             36             4.6205               86            1.1967
             37             4.4706               87            1.1811
             38             4.2086               88            1.1665
             39             4.0727               89            1.1528
             40             3.9423               90            1.1398
             41             3.8173               91            1.1272
             42             3.6973               92            1.1148
             43             3.5822               93            1.1024
             44             3.4714               94            1.0897
             45             3.3649               95            1.0764
             46             3.2622               96            1.0624
             47             3.1633               97            1.0480
             48             3.0679               98            1.0335
             49             2.9759               99            1.0198

87-500-4                             Page 4

               TABLE OF GUARANTEED MAXIMUM PERCENTAGES FOR COST OF
                           INSURANCE CHARGES PER YEAR

                                      Male
--------------------------------------------------------------------------------

Attained                Annual                 Attained                Annual
   Age                Percentage                  Age                Percentage
--------              ----------               --------              ----------
    0                   3.846%                     50                   .962%
    1                   1.193                      51                   .995
    2                   1.071                      52                  1.032
    3                   1.028                      53                  1.073
    4                    .965                      54                  1.118
    5                    .885                      55                  1.163
    6                    .808                      56                  1.208
    7                    .735                      57                  1.249
    8                    .674                      58                  1.289
    9                    .633                      59                  1.327
   10                    .602                      60                  1.368
   11                    .611                      61                  1.413
   12                    .650                      62                  1.462
   13                    .730                      63                  1.516
   14                    .749                      64                  1.574
   15                    .835                      65                  1.633
   16                    .915                      66                  1.689
   17                    .977                      67                  1.741
   18                   1.006                      68                  1.790
   19                   1.016                      69                  1.837
   20                   1.003                      70                  1.888
   21                    .974                      71                  1.946
   22                    .930                      72                  2.013
   23                    .883                      73                  2.089
   24                    .832                      74                  2.171
   25                    .779                      75                  2.251
   26                    .733                      76                  2.326
   27                    .696                      77                  2.392
   28                    .665                      78                  2.446
   29                    .642                      79                  2.493
   30                    .623                      80                  2.540
   31                    .614                      81                  2.590
   32                    .605                      82                  2.649
   33                    .605                      83                  2.717
   34                    .606                      84                  2.789
   35                    .612                      85                  2.857
   36                    .621                      86                  2.917
   37                    .636                      87                  2.965
   38                    .654                      88                  2.999
   39                    .675                      89                  3.017
   40                    .698                      90                  3.016
   41                    .726                      91                  2.993
   42                    .750                      92                  2.944
   43                    .778                      93                  2.865
   44                    .804                      94                  2.763
   45                    .832                      95                  2.654
   46                    .858                      96                  2.562
   47                    .884                      97                  2.521
   48                    .909                      98                  2.564
   49                    .936                      99                  1.948

                                     Female
--------------------------------------------------------------------------------
Attained                Annual                 Attained                Annual
   Age                Percentage                  Age                Percentage
--------              ----------               --------              ----------
    0                   3.755%                     50                   .912%
    1                   1.127                      51                   .932
    2                   1.018                      52                   .955
    3                    .962                      53                   .983
    4                    .908                      54                  1.007
    5                    .867                      55                  1.029
    6                    .806                      56                  1.046
    7                    .768                      57                  1.056
    8                    .722                      58                  1.059
    9                    .687                      59                  1.061
   10                    .653                      60                  1.066
   11                    .639                      61                  1.081
   12                    .643                      62                  1.107
   13                    .646                      63                  1.148
   14                    .664                      64                  1.195
   15                    .680                      65                  1.243
   16                    .695                      66                  1.286
   17                    .707                      67                  1.321
   18                    .703                      68                  1.344
   19                    .706                      69                  1.365
   20                    .700                      70                  1.391
   21                    .687                      71                  1.428
   22                    .674                      72                  1.481
   23                    .661                      73                  1.551
   24                    .654                      74                  1.632
   25                    .640                      75                  1.716
   26                    .632                      76                  1.799
   27                    .623                      77                  1.875
   28                    .618                      78                  1.942
   29                    .613                      79                  2.006
   30                    .612                      80                  2.071
   31                    .609                      81                  2.143
   32                    .606                      82                  2.224
   33                    .601                      83                  2.314
   34                    .607                      84                  2.406
   35                    .608                      85                  2.494
   36                    .622                      86                  2.575
   37                    .640                      87                  2.645
   38                    .639                      88                  2.703
   39                    .666                      89                  2.746
   40                    .695                      90                  2.773
   41                    .726                      91                  2.780
   42                    .755                      92                  2.765
   43                    .778                      93                  2.723
   44                    .800                      94                  2.657
   45                    .821                      95                  2.581
   46                    .838                      96                  2.517
   47                    .854                      97                  2.498
   48                    .873                      98                  2.556
   49                    .892                      99                  1.948

87-500-4A                           Page 4A

THOSE WHO BENEFIT
FROM THIS POLICY

OWNER. The Owner of this policy is the insured person unless stated otherwise in the application, or later changed.

As the Owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Net Insurance Benefit of this policy. If two or more persons are named, those who survive the insured person will share the Net Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the Net Insurance Benefit to the surviving children of the insured person in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the Owner or beneficiary by written notice in a form satisfactory to us. (You can get such a form from our agent or by writing to us.) The change will take effect on the date you sign the notice. But, it will not apply to any payment we may make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with "How Benefits Are Paid" on Page 13.

ASSIGNMENT. You can assign this policy, but we will not be bound by an assignment unless we have received it in writing. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------
THE BENEFITS
WE PAY

We will pay the Insurance Benefit in effect when the insured person dies to the beneficiary when we receive at our Administrative Office (1) proof of the insured person's death; and (2) all other requirements we deem necessary before such payment may be made. Before payment we will deduct any unpaid policy loan and loan interest and any overdue charges. This net payment is called the Net Insurance Benefit. The Net Insurance Benefit in effect at any time will be equal to the Insurance Benefit minus any unpaid policy loan and loan interest, and minus any overdue excess deduction if the insured person dies during a grace period (see Page 8). The Insurance Benefit on any day during a policy year is equal to (a) the amount in your Policy Account on that day less any pro rata cost of insurance charge for that policy year (see Page 8), times (b) the factor shown on Page 4 corresponding to the insured person's attained age at the beginning of that policy year.

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate we determine, but not less than the greater of

87-500-5                             Page 5

THE BENEFITS
WE PAY (continued)

(a) the rate we are paying on the date of payment under the Deposit Option on Page 13, or (b) the rate required by any applicable law.

Payment of the Net Insurance Benefit may also be affected by other provisions of this policy. See Pages 15 and 16, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Special exclusions or limitations (if any) are listed on Page 3.

--------------------------------------------------------------------------------
THE PREMIUMS
YOU PAY

The initial premium payment shown on Page 3 is due on or before delivery of the policy. No insurance will take effect before this premium is paid.

You may pay additional premiums at any time after the end of the [second] policy year at our Administrative Office, subject to your giving us evidence of insurability satisfactory to us. We have the right to limit the number and amount of such additional premium payments. The minimum amount is shown on Page
3. We may increase this minimum amount 90 days after we send you written notice of such increase. We will not accept additional premiums after the insured person attains age 78.

We put the full initial premium for this policy into your Policy Account as of the later of the Register Date or the date we receive it at our Administrative Office. After we deduct the administrative charge shown on Page 3, we put the balance of each additional premium you pay into your Policy Account as of the later of the date we receive any required evidence of insurability or the date we receive the additional premium at our Administrative Office.

--------------------------------------------------------------------------------
YOUR INVESTMENT
OPTIONS

ALLOCATIONS. This policy provides investment options for your Policy Account. Amounts put into your Policy Account are allocated to the investment divisions of our SA based upon the premium allocation percentages specified in your application for this policy, a copy of which is at the back of this policy. Unless you change them, such percentages shall also apply to subsequent premium allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100.

You  may  change  such   allocation   percentages   by  written  notice  to  our
Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

TRANSFERS. At your written request to our Administrative Office we will transfer amounts from your value in any investment division of our SA to one or more other divisions of our SA. Any such transfer will take effect on the date we receive your written request for it at our Administrative Office.

The minimum amount that we will transfer from your value in an investment division of our SA on any date is the lesser of the minimum transfer amount shown on Page 3 or your value

87-500                               Page 6
in that investment division on that date, except as stated in the next paragraph.

We will waive the minimum amount limitation set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least the minimum transfer amount shown on Page 3.

Four transfers may be made in a policy year without charge. We may withdraw an administrative charge from your Policy Account for additional transfers in a policy year (see Page 3). We will make the administrative charge based on the proportion that your value in each investment division of our SA bears to your total value in the investment divisions.

--------------------------------------------------------------------------------
THE VALUE
OF YOUR
POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in the investment divisions of our SA under this policy, plus any Loaned Policy Account (see Page 9).

YOUR VALUE IN THE INVESTMENT DIVISIONS OF OUR SEPARATE ACCOUNT (SA). The amount you have at any time in an investment division of our SA under this policy is equal to the number of units this policy then has in that division multiplied by the division's unit value at that time.

Amounts allocated or transferred to an investment division of our SA are used to purchase units of that division; units are redeemed when amounts are transferred, allocated, withdrawn or deducted from an investment division. These transactions are called "policy transactions."

The number of units a policy has in an investment division at any time is equal to the number of units purchased minus the number of units redeemed in that division up to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the division's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment divisions of our SA at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading.

The unit value of an investment division of our SA on any business day is equal to the unit value for that division on the immediately preceding business day multiplied by the net investment factor for that division on that business day.

The net investment factor for an investment division of our SA on any business day is (a) divided by (b), minus (c), minus (d), minus (e), where:

87-500-7                             Page 7

THE VALUE OF YOUR
POLICY ACCOUNT
(continued)

(a) in the net asset value of the shares in designated investment companies that belong to the investment division at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the net asset value of the shares in designated investment companies that belong to the investment division at the close of business on the immediately preceding business day after all policy transactions were made for that day;

(c) is a charge not exceeding .00003288 for each day in that "business day", as defined above, corresponding to a charge not exceeding 1.20% per year, which is the sum of 1) a charge not exceeding .85% per year for mortality and expense risks; plus 2) a charge not exceeding .35% per year for administrative costs;

(d) is a daily mortality charge, which when expressed on an annual basis, will never exceed the Guaranteed Maximum Percentages shown on Page 4A for the insured person's attained age and sex. For example, if our current mortality charge were
 .60% per year, the corresponding mortality charge would be .00001644 for each day in that "business day", as defined above; and

(e) is a charge for each day in that "business day", as defined above, which we reserve the right to determine and impose, for taxes or for amounts set aside as a reserve for taxes.

The net asset value of an investment company's shares held in each investment division shall be the value reported to us by that investment company.

Instead of making the mortality charge in (d) above, we reserve the right to make a charge that we determine at the end of a policy year against the amount in your Policy Account for that policy year's cost of insurance. If we impose such a charge, we will determine it from time to time. Any change in it will be as described in "Changes in Policy Cost Factors" on Page 15. Such charge will never be greater than the amount in your Policy Account, times the annual percentage shown on Page 4A for the insured person's attained age and sex for the portion of the policy year for which such charge applies. In determining the Insurance Benefit (see Page 5) and the Cash Surrender Value (see Page 10), we will deduct a pro rata cost of insurance charge for the portion of the policy year for which such change applies. If imposed, subject to the following paragraph we will deduct such charge from your amount in each investment division of our SA based upon the proportion that your value in each investment division bears to your total value in the investment divisions.

If the amount of the deduction for such charge for a policy year exceeds the Net Cash Surrender Value at the end of that year, we will send a written notice to you and any assignee on our records at last known addresses stating that a grace period of 61 days has begun, starting with the end of that policy year. The notice will also state the amount of the additional premium payment required to prevent this policy from ending without value at the end of that grace period. The required additional premium will equal (a) such excess, plus (b) 25% of the amount in your


87-500-7                             Page 8

Policy Account on the date the deduction was due times the percentage shown on Page 4A for the insured person's attained age on the day following the date the deduction was due, plus (c) the administrative charge shown on Page 3 for additional premiums. When we receive such required additional premium payment, we will deduct such excess and we will apply the remainder as an additional premium, described on Page 6, except that we will not require evidence of insurability nor will we impose any timing, amount or age limitations for the required additional premium.

If  we  do  not  receive  such  required   additional  premium  payment  at  our
Administrative Office before the end of a grace period, we will then (1) withdraw the amount in your Policy Account, including any applicable surrender charge; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value as of the end of that grace period.

If the insured person dies during a grace period, we will pay the Net Insurance Benefit as described on Page 5.

YOUR VALUE IN THE LOANED POLICY ACCOUNT. The amount you have in your Loaned Policy Account at any time is equal to the amount of any outstanding loan and interest credited to such Account which has not yet been allocated to the investment divisions of our SA (see below).

We will credit such Account with interest at annual rates we determine. We will determine such interest rates annually in advance. The interest rate we determine each year will apply to the policy year that follows the date of determination. The annual interest rate will not be less than:

(1) As to the portion of such Account that does not exceed an amount equal to the lesser of a) 50% of the amount in your Policy Account; or b) the Cash Surrender Value minus 85% of the total premiums paid under this policy, the rate we are then charging for policy loan interest; and

(2) As to the balance of such Account, the rate we are then charging for the policy loan interest reduced by no more than 2%.

We will determine the amount in (1) above each time any of the following occurs:

1) a new loan is made;

2) a partial repayment of a loan is made;

3) a policy anniversary;

based on the amount in your Policy Account, the Cash Surrender Value and total premiums paid as of that occurrence.

Interest on the amount you have in your Loaned Policy Account will be allocated on each policy anniversary, or upon full repayment of the loan, to each of the investment divisions of our SA based on the proportion that your value in each investment division of our SA bears to your total value in the investment divisions.

87-500-9                             Page 9

THE CASH
SURRENDER VALUE
OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in the Policy Account on that date minus (a) any pro rata cost of insurance charge (see Page 8), and minus (b) the total of any applicable surrender charges.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any unpaid policy loan and loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request for it and this policy to our Administrative Office. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. All insurance coverage under this policy ends on such date.

SURRENDER CHARGES. If, during a surrender charge period, you give up this policy for its Net Cash Surrender Value or it ends without value at the end of a grace period, we will withdraw the total applicable surrender charges from the Policy Account. The surrender charge applicable to each premium and the surrender charge periods are shown in the Policy Information section.

The surrender charge applicable to a premium stays the same throughout a policy year. It changes only at the beginning of the policy year.

--------------------------------------------------------------------------------
HOW A LOAN
CAN BE MADE

POLICY LOANS. You can get a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown on Page 3. Any amount on loan is part of your Policy Account (see below).

The loan value on any date is 95% of the Cash Surrender Value on that date.

The amount of the loan may not be more than the loan value. Any existing loan and loan interest will be subtracted from a new loan.

You may request a policy loan by contacting our Administrative Office. You may tell us how much o the loan is to be allocated from your value in each investment division of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, or if we cannot allocate the loan on the basis of your direction, we will allocate it based on the proportion that your value in each investment division of our SA bears to your total value in the investment divisions.

When a loaned amount is allocated from an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the loan so allocated and transfer that amount to your Loaned Policy Account.

LOAN INTEREST. Interest on a loan accrues daily, at an annual rate of 4%. We may charge a lower rate for any period of time.

87-500-9                            Page 10

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated from the investment divisions of our SA based on the proportion that your value in each investment division of our SA bears to your total value in the investment divisions. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated from an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the interest so allocated and transfer that amount to your Loaned Policy Account.

When a loan plus loan interest first exceeds the Cash Surrender Value, we will mail to you and any assignee of record at last known addresses a notice that the policy will terminate if such excess amount is not repaid within 61 days after we mail such notice.

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force.

We will assume that any payment you make to us while you have a loan is a loan repayment, unless you tell us in writing that it is an additional premium payment.

You may tell us how to allocate repayments among the investment divisions of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

We will deduct any existing loan, and loan interest, from the Insurance Benefit we pay. A policy loan will have a permanent effect on your benefits under this policy even it is repaid.

--------------------------------------------------------------------------------
OUR SEPARATE
ACCOUNT (SA)

The Separate Account is our Separate Account FP (SA). We established and we maintain it under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment division in excess of the reserves and other liabilities with respect to that division to another investment division or to our General Account.

INVESTMENT DIVISIONS. Our SA consists of "investment divisions." Each division may invest its assets in a separate class of shares of a designated investment company or companies. The investment divisions of our SA that you chose for your initial premium allocations are shown on the application for this policy, a copy of which is at the back of this policy. We may from time to time make other investment divisions available to you.

87-500-11                           Page 11

OUR SEPARATE
ACCOUNT (SA)
(continued)

We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment divisions. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment division and put them in another investment division. We also have the right to combine any two or more investment divisions. The term "investment division" in this policy shall then refer to any other investment division in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister the Separate Account under the Investment Company Act of 1940;

2. run the Separate Account under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to the Separate Account; and

4. operate the Separate Account or one or more of the investment divisions by making direct investments or in any other form. If we do so, we may invest the assets of the Separate Account or one or more of the investment divisions in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment division of our SA will not be changed unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is filed with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment division of our SA, we will notify you of such change, as required by law. If you have value in that investment division, and if you wish, we will transfer it at your written direction from that division (without charge) to another investment division of our SA, and you may then change your premium allocation percentages.

--------------------------------------------------------------------------------
OUR ANNUAL
REPORT TO YOU

For each policy year we will send you a report for this policy that shows the current Insurance Benefit, the number of units, the unit value and the total value you have in each investment division of our SA, the Cash Surrender Value and any outstanding policy loan with the current loan interest rate. The report will also show such other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

87-500-11                           Page 12

EXCHANGE OF
POLICY

You may exchange this policy for a policy of permanent fixed benefit life insurance on the life of the insured person. You may make such an exchange within 24 months after the Date of Issue shown on Page 3. We will not require evidence of insurability. We will require that:

1. This policy be in effect on the exchange date; and

2. Any loan and loan interest on this policy be repaid.

The date of exchange will be the later of: (a) the date you send us this policy and the signed request on our form for such exchange; or (b) the date we receive at our Administrative Office any sum due to be paid for such exchange.

THE NEW POLICY. The new policy will be our "Flexible Premium Adjustable Life Plan" policy. It is a policy of permanent fixed benefit life insurance. It will have the same Register Date, Date of Issue, and Issue Age as this policy. It will have a face amount equal to the Initial Insurance Benefit under this policy. The premium for the new policy will be based on our rates in effect on its Register Date for the same class of risk as under this policy.

Upon request we will tell you the amount of the premium for the new policy, and of any extra sum required or allowance to be made for a premium or Cash Surrender Value adjustment that takes appropriate account of the premiums and cash surrender values under this policy and under the new policy. If so required, we have filed a detailed statement of the method of computing such an adjustment with the insurance supervisory official of the jurisdiction in which this policy is delivered.

--------------------------------------------------------------------------------
HOW BENEFITS
ARE PAID

You can have the Net Insurance Benefit or the Net Cash Surrender Value paid in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the insured person dies, the beneficiary will have this right when the insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after the insured person dies.

Payments under the following options will not be affected by the investment experience of any investment division of our SA after proceeds are applied under such options.

The options are:

1. DEPOSIT: The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

87-500-13                           Page 13

HOW BENEFITS
ARE PAID
(continued)

2. INSTALLMENT PAYMENTS: There are two ways that we pay installments:

   FIXED PERIOD: We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments on Page 17.

   FIXED AMOUNT: We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.

3. MONTHLY LIFE INCOME: We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments on Page 17. You may choose any one of three ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 Years Certain"); at least 20 years (called "20 Years Certain"); or until the payments we make equal the original sum (called "Refund Certain").

4. OTHER: We will apply the sum under any other option requested that we make available at the time of the insured person's death or Net Cash Surrender Value withdrawal.

We guarantee interest under the Deposit Option at the rate of 3% a year and under either Installment Option at 3 1/2% a year. We may raise these guaranteed rates. We may also allow interest under the Deposit Option and under either Installment Option at a rate above the guaranteed rate.

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.

Payment choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

--------------------------------------------------------------------------------
OTHER IMPORTANT
INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of the initial premium shown on Page 3.

87-500-13                           Page 14

This policy and the attached copy of the initial application and any subsequent application in connection with an additional premium payment make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

PREMIUMS AND POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under the Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, to assure this qualification for you we reserve the right to refund the portion of any premium payment or to decline to accept additional premium payments that would cause the policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy (for example in the factors on Page 4) or to make distributions from the policy to the extent we deem it necessary to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (the charge for the mortality and expense risk, the administrative cost charge, the mortality charge and the cost of insurance charges) will be by class and based upon changes in future expectation for such elements as mortality, persistency, expenses and taxes.

Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. We also have the right to contest the validity of any increase in the Insurance Benefit attributable to any additional premium based on material misstatements made in any application in connection with that premium. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the Date of Issue shown in the Policy Information section. We will not contest any increase in the Insurance Benefit attributable to any additional premium after such increase has been in effect for two years during the insured person's lifetime.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

87-500-15                           Page 15

OTHER IMPORTANT
INFORMATION
(continued)

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the insured person's age or sex has been misstated on the application, the Insurance Benefit will be calculated using the appropriate factor (see Page 4) for the correct age or sex.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the Date of Issue shown on Page 3, our liability will be limited to the payment of a single sum. This sum will be equal to the initial premium paid, minus any unpaid policy loan and loan interest. If the insured person commits suicide (while sane or insane) within two years after the date we receive any additional premium for this policy at our Administrative Office, then our liability as to the portion of the Insurance Benefit attributable to any such premium will be limited to the payment of a single sum equal to such premium, minus any unpaid policy loan and loan interest.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment divisions of our SA if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment divisions of our SA, we may defer:

1. Determination and payment of the Net Cash Surrender Value;

2. Determination and payment of any Net Insurance Benefit;

3. Payment of loans;

4. Determination of the unit values of the investment divisions of our SA; and

5. Any requested transfer.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to or more than those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values.

We base minimum cash surrender values on the "Commissioner's 1980 Standard Ordinary Male and Female Mortality Tables."

POLICY CHANGES. You may change this policy to another available plan of insurance or make other changes, subject to our rules at the time of change.

87-500-15                           Page 16

                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)

                                    OPTION 2A
                            FIXED PERIOD INSTALLMENTS
                            -------------------------

   Number
  of Years'                         Monthly                           Annual
Installments                      Installment                       Installment
------------                      -----------                       -----------
      1                             $84.70                            $1000.00
      2                              43.08                              508.60
      3                              29.21                              344.86
      4                              22.28                              263.04
      5                              18.12                              213.99

      6                              15.36                              181.32
      7                              13.38                              158.01
      8                              11.91                              140.56
      9                              10.76                              127.00
     10                               9.84                              116.18

     11                               9.09                              107.34
     12                               8.47                               99.98
     13                               7.94                               93.78
     14                               7.49                               88.47
     15                               7.11                               83.89

     16                               6.77                               79.89
     17                               6.47                               76.37
     18                               6.20                               73.25
     19                               5.97                               70.47
     20                               5.76                               67.98

     21                               5.57                               65.74
     22                               5.40                               63.70
     23                               5.24                               61.85
     24                               5.10                               60.17
     25                               4.97                               58.62

     26                               4.84                               57.20
     27                               4.73                               55.90
     28                               4.63                               54.69
     29                               4.54                               53.57
     30                               4.45                               52.53

If installments are paid every 3 months, they will be 25.32% of the annual installments. If they are paid every 6 months, they will be 50.43% of the annual installments.

                                                     OPTION 3
                                               MONTHLY LIFE INCOME
                                               -------------------

                       10 Years Certain                   20 Years Certain                    Refund Certain
                    ----------------------             -----------------------            -----------------------
   AGE              Male            Female             Male             Female            Male             Female
   ---              ----            ------             ----             ------            ----             ------
   50               $4.50            $3.96             $4.27             $3.89            $4.28             $3.87
   51                4.58             4.02              4.32              3.94             4.35              3.93
   52                4.67             4.09              4.38              4.00             4.42              3.99
   53                4.75             4.16              4.44              4.06             4.50              4.05
   54                4.85             4.24              4.50              4.12             4.58              4.11

   55                4.94             4.32              4.56              4.18             4.66              4.18
   56                5.04             4.40              4.62              4.24             4.74              4.25
   57                5.15             4.49              4.68              4.31             4.83              4.33
   58                5.26             4.58              4.74              4.38             4.93              4.41
   59                5.37             4.68              4.81              4.45             5.03              4.49

   60                5.49             4.78              4.86              4.52             5.13              4.58
   61                5.62             4.89              4.92              4.59             5.24              4.67
   62                5.75             5.00              4.98              4.66             5.35              4.77
   63                5.88             5.12              5.04              4.73             5.48              4.88
   64                6.03             5.25              5.09              4.80             5.60              4.99

   65                6.17             5.39              5.14              4.88             5.74              5.10
   66                6.32             5.53              5.19              4.95             5.88              5.22
   67                6.48             5.68              5.24              5.01             6.03              5.35
   68                6.64             5.83              5.28              5.08             6.18              5.49
   69                6.80             6.00              5.32              5.14             6.35              5.64

   70                6.97             6.17              5.35              5.20             6.53              5.79
   71                7.15             6.34              5.38              5.26             6.71              5.96
   72                7.32             6.53              5.41              5.30             6.91              6.13
   73                7.50             6.72              5.43              5.35             7.12              6.32
   74                7.67             6.92              5.45              5.38             7.34              6.52

   75                7.85             7.12              5.47              5.42             7.58              6.73
   76                8.02             7.32              5.48              5.44             7.82              6.96
   77                8.19             7.53              5.49              5.46             8.09              7.21
   78                8.36             7.75              5.50              5.48             8.38              7.47
   79                8.52             7.96              5.50              5.49             8.67              7.75

   80                8.67             8.16              5.51              5.50             9.00              8.05
   81                8.81             8.36              5.51              5.51             9.34              8.39
   82                8.94             8.55              5.51              5.51             9.70              8.73
   83                9.06             8.73              5.51              5.51            10.10              9.12
   84                9.16             8.90              5.51              5.51            10.52              9.53
85 & over            9.26             9.05              5.51              5.51            10.96              9.97

Amounts for Monthly Life Income are based on the age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.

No. 87-500                           Page 17

[EQUITABLE VARIABLE LIFE INSURANCE COMPANY LOGO]

A Stock Life Insurance Company
Home Office: 787 Seventh Avenue, New York, N.Y. 10019

     ----------------------------------------------------------------------
     Variable Life Insurance Plan with Additional Premium Option. Insurance payable upon death. Values provided by this policy are based on the investment experience of the investment divisions of a separate account which in turn depends on the investment performance of the corresponding portfolios of investment companies. They are not guaranteed as to dollar amount. Investment options are described on Page 6. This is a non-participating policy.
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      No. 87-500